Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAXAR TECHNOLOGIES INC.

FIRST: The name of the Corporation is Maxar Technologies Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares, all of which shares shall be Common Stock having a par value of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Second Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH:

(a) To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended or interpreted after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended or interpreted.

(b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ( a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, excise taxes or penalties under the Employment Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws of the Corporation, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the board of directors.

(c) The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(d) The rights conferred upon indemnitees in this Article SIXTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(e) The rights to indemnification and to the advancement of expenses conferred on any indemnitee in this Article SIXTH shall not be exclusive of any other rights that such indemnitee may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, provision of the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

(f) Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.